Exhibit 10.1

SECOND AMENDMENT TO
CREDIT AGREEMENT
THIS SECOND AMENDMENT TO CREDIT AGREEMENT (“Amendment”) is dated as of July 22, 2015, by and among BUFFALO WILD WINGS, INC., a Minnesota corporation (“Borrower”), the undersigned “Lenders” parties to the Credit Agreement herein defined, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (in its individual capacity, “Wells Fargo,” and in its administrative agent capacity for the Lenders, “Administrative Agent”). Capitalized terms used but not defined in this Amendment have the meanings given to them in the Credit Agreement.
RECITALS:
WHEREAS, Borrower, Administrative Agent and the “Lenders” referred to therein are parties to that certain Credit Agreement dated as of February 7, 2013 (as the same may be amended in writing and in effect from time to time, the “Credit Agreement”), pursuant to which Lenders have agreed to make loans and other financial accommodations available to the Borrower; and
WHEREAS, the Borrower has requested and the Lenders are willing to agree to certain modifications to the Credit Agreement, all subject and pursuant to the terms and conditions stated herein;
NOW, THEREFORE, the parties hereby agree to amend the Credit Agreement as follows:
1.    Definitions. The following definitions in Section 1.1 of the Credit Agreement are hereby amended by adding the following definitions or, as applicable, deleting them in their entirety and substituting the following therefor:
“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Total Leverage Ratio:

			Revolving Credit Loans
Pricing Level	Consolidated Total Leverage Ratio	Commitment Fee	LIBOR +	Floating Rate +
I	Less than or equal to 0.50	0.125%	0.875%	0.875%
II	Greater than or equal to 0.51 and less than or equal to 0.75	0.125%	1.000%	1.00%
III	Greater than or equal to 0.76 and less than or equal to 1.50	0.150%	1.125%	1.125%
IV	Greater than 1.50	0.200%	1.25%	1.25%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the day by which the Borrower is required to provide an Officer’s Compliance Certificate pursuant to Section 7.2(a) for the most recently ended fiscal quarter of the Borrower; provided that (a) the Applicable Margin shall be based on Pricing Level I until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if

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the Borrower fails to provide the Officer’s Compliance Certificate within ten (10) Business Days after the date required by Section 7.2(a) for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level IV until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.
Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 7.1 or Section 7.2(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) the Revolving Credit Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Total Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 4.1(c) and 9.2 nor any of their other rights under this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder (and such surviving obligations (to the extent none exist on the applicable Revolving Credit Maturity Date) shall for all purposes of this Agreement and the other Loan Documents be considered contingent indemnification obligations).
“Continuing Directors” means, during any period of 24 consecutive months after the Closing Date, individuals (i) who were members of the board of directors (or equivalent governing body) of the Borrower at the beginning of such 24 month period, or (ii) whose election or nomination for election to the board of directors (or equivalent governing body) of the Borrower was approved by a vote of a majority of the then Continuing Directors
“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 1.1A, as such amount may be modified at any time or from time to time pursuant to the terms hereof, and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof. The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on date of the Second Amendment shall be $200,000,000.

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“Revolving Credit Maturity Date” means the earliest to occur of (a) July 15, 2018, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, or (c) the date of termination of the Revolving Credit Commitment pursuant to Section 9.2(a).
“Second Amendment” means that certain Second Amendment to Credit Agreement dated as of July 22, 2015 by and between the Borrower and Administrative Agent.
“Sweep Arrangement” has the meaning assigned thereto in Section 2.6.
2.    Sweep Arrangement. Section 2.6 is hereby added to the Credit Agreement as follows:
Section 2.6    Sweep Arrangement. Notwithstanding any provision herein to the contrary, and while Wells Fargo remains the sole Lender under this Agreement, Wells Fargo and the Borrower may agree that the Borrower may automatically draw and repay Revolving Credit Loans (subject to the limitations set forth herein) pursuant to cash management arrangements between the Borrower and Wells Fargo (the “Sweep Arrangement”). Principal and interest on Revolving Credit Loans deemed requested pursuant to the Sweep Arrangement shall be paid pursuant to the terms and conditions agreed to between the Borrower and the Administrative Agent (without any deduction, setoff or counterclaim whatsoever). The borrowing and disbursement provisions set forth in Section 2.2 and any other provision hereof with respect to the timing or amount of payments on the Revolving Credit Loans (other than as set forth in Section 2.4(a)) shall not be applicable to Revolving Credit Loans advanced and prepaid pursuant to the Sweep Arrangement. Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Arrangement, the principal amount of the Revolving Credit Loans shall be paid in full, together with accrued interest thereon, on the Revolving Credit Maturity Date.

3.    Investments. Section 8.3(f) of the Credit Agreement is hereby deleted and replaced with the following:
(f)    Other Investments made after the Closing Date, provided that the aggregate amount of such other Investments at any time outstanding does not exceed $125,000,000.00. In determining the amount of Investments permitted under this clause (f), loans, advances, bonds, notes, debentures and similar Investments shall be taken at the principal amount thereof then remaining unpaid, and stocks, mutual funds, partnership interests and similar Investments shall be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein) net of any cash distributions in respect thereof.
4.    Liens. Section 8.5(l) of the Credit Agreement is hereby deleted and replaced with the following:
(l)    Other Liens securing Indebtedness or other liabilities or obligations, provided that the aggregate principal amount of Indebtedness or other liabilities or obligations at any time outstanding secured by Liens described in this clause (l) at any time does not exceed $100,000,000.00.
5.    Minimum Consolidated EBITDA. Section 8.11(c) of the Credit Agreement is hereby deleted and replaced with the following:
(c)    Minimum Consolidated EBITDA. As of the last day of any fiscal quarter, permit Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to be less than $150,000,000.00.

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6.    Schedules. Schedule 1.1A to the Credit Agreement is deleted in its entirety and replaced with Schedule 1.1A attached to this Amendment.
7.    Revolving Credit Note. In conjunction with the execution and delivery of this Amendment, Borrower shall execute and deliver a replacement Revolving Credit Note made payable by Borrower to the order of Wells Fargo Bank, National Association, in its capacity as a Lender, in the original principal amount of $200,000,000.00. All references to the “Revolving Credit Note” contained in the Credit Agreement and/or the Loan Documents shall be deemed to refer to the Revolving Note delivered in conjunction with this Amendment.
8.    No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement remain in full force and effect.
9.    Conditions Precedent. This Amendment shall be effective when the Administrative Agent shall have received an original hereof duly executed by all parties, together with each of the following, each in substance and form acceptable to the Administrative Agent in its sole discretion:
a)    a replacement Revolving Credit Note executed by Borrower in the original principal amount of $200,000,000.00;
b)    Resolutions of the Borrower authorizing the increase to the Revolving Credit Commitment;
c)    Officer’s Certificates from the Borrower and each Guarantor; and
d)    such other documents and agreements referenced in or required by this Amendment, or as otherwise required by the Administrative Agent in its reasonable discretion.
10.    Representations and Warranties. Except as explicitly amended by this Amendment, Borrower reaffirms that each of the Representations and Warranties contained in the Credit Agreement is true and correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and without limiting the forgoing, represent and warrant that the Credit Agreement, this Amendment and each of the other Loan Documents constitute the continuing legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, not subject to any existing defense, counterclaim or right of setoff by the Borrower, and to the extent that any such defense, counterclaim and/or setoff exists, each of the same are hereby absolutely and forever waived and released.
11.    Release. Borrower and each of the undersigned Guarantors hereby absolutely and unconditionally releases and forever discharges Administrative Agent and each Lender, and each of their respective participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, that either Borrower or such Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

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12.    Miscellaneous. Except as amended hereby, the Credit Agreement remains in full force and effect in accordance with its original terms. Signature pages to this Amendment may be executed in any number of counterparts and by facsimile or email (PDF) transmission, all of which taken together shall constitute one and the same instrument.
[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

BUFFALO WILD WINGS, INC., as the Borrower

By: /s/ Mary J. Twinem
Name: Mary J. Twinem
Title: Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and Lender

By: /s/ Cynthia S. Goplen
Name: Cynthia S. Goplen
Title: Senior Vice President

[Signature Page to Second Amendment to Credit Agreement Dated as of July 22, 2015]
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GUARANTORS' CONSENT, REAFFIRMATION AND GENERAL RELEASE

Each of the undersigned guarantors of all indebtedness of BUFFALO WILD WINGS, INC. to WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lender Parties under the Credit Agreement dated as of February 7, 2013, hereby: (i) consents to the foregoing Amendment; (ii) reaffirms its obligations under its respective Guaranty; (iii) reaffirms its waivers of each and every one of the defenses to such obligations as set forth in its respective Guaranty; (iv) reaffirms that its obligations under its respective Guaranty are separate and distinct from the obligations of any other party under said Credit Agreement and the other Loan Documents described therein; and (v) agrees to join in and be bound by all of the terms and provisions of the General Release contained in Paragraph 11 of the Amendment.

BUFFALO WILD WINGS INTERNATIONAL, INC., as a Guarantor

By: /s/ Mary J. Twinem
Name: Mary J. Twinem
Title: Chief Financial Officer

BLAZIN WINGS, INC., as a Guarantor

By: /s/ Mary J. Twinem
Name: Mary J. Twinem
Title: Chief Financial Officer

[Consent, Reaffirmation and Release of Guarantors --
Second Amendment to Credit Agreement dated as of July 22, 2015]
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SCHEDULE 1.1A
LENDER COMMITMENT AMOUNTS

Lender        Commitment Amount

Wells Fargo Bank, National Association    $200,000,000.00

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